AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 2005
                                                                                                                               Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________

TALK AMERICA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
___________________
Delaware	23-28277736
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employee Identification Number)

6805 Route 202
New Hope, Pennsylvania 18938
(215) 862-1500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
___________________
Aloysius T. Lawn, IV, Esquire
Executive Vice President - General Counsel and Secretary
Talk America Holdings, Inc.
6805 Route 202
New Hope, Pennsylvania 18938
(215) 862-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________
Copy to:
Jonathan C. Stapleton, Esquire
Arnold & Porter LLP
399 Park Avenue
35th Floor
New York, New York 10022
(212) 715-1000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common Stock, $0.01 par value per share	2,290,472(1)(2)	$10.15	$23,248,290.80	$2,736.33

(1) Includes 395,235 shares issuable upon conversion of warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the Registration Statement also covers any additional shares of common stock that may become issuable by virtue of antidilution provisions of the warrants.
(2) Includes the associated rights to purchase one three-hundredth of a share of Series A Junior Participating Preferred Stock, which initially are attached to and trade with the common stock of Talk America. No separate consideration will be received for the rights.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(4) Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based upon the average of the high and low sale price per share of the common stock of Talk America on the Nasdaq National Market on July 12, 2005.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. SECURITIES MAY NOT BE SOLD PURSUANT TO THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JULY 19, 2005

PROSPECTUS

TALK AMERICA HOLDINGS, INC.

UP TO 2,290,472 SHARES OF OUR COMMON STOCK, PAR VALUE $.01 PER SHARE

______________________

The persons listed in this prospectus under “Selling Stockholders” may offer and sell an aggregate of up to 2,290,472 shares of our common stock. Information on the selling stockholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under “Selling Stockholders” and “Plan of Distribution.” The price at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our common stock is quoted on the Nasdaq National Market and traded under the symbol "TALK." On July 15, 2005, the last reported sale price for our common stock was $11.14 per share.

_______________________________

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 to read about factors and material risks that you should consider before buying our shares of common stock.
________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July   , 2005

TABLE OF CONTENTS
                          PAGE

About Talk America                                                                3

Risk Factors                                                                            4

Cautionary Note Concerning Forward-Looking Statements                                         14

Use of Proceeds                                                                   15

Selling Shareholders                                                          15

Plan of Distribution                                                          18

Legal Matters                                                                            21

Experts                                                                                    21

Incorporation of Certain Information by Reference                                                    22

Where You Can Find More Information                                                                           23

You should read this prospectus together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus, as well as the information we have previously filed with the Securities and Exchange Commission (the “Commission”) and incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

Unless the context otherwise requires, references in this prospectus to “we,” “us,” “our” or “Talk America” mean Talk America Holdings, Inc., a Delaware corporation, together with its subsidiaries.

ABOUT TALK AMERICA

Talk America Holdings, Inc., through its subsidiaries, offers a bundle of local and long distance phone services and internet access services to residential and small business customers in the United States. Our business strategy is to (i) migrate certain of our existing base of bundled phone service customers that are currently on the wholesale operating platforms of the incumbent local exchange carriers to our own networking platform, (ii) serve medium-sized businesses utilizing our own networking platform, (iii) acquire new customers that are provisioned directly to our own networking platform, and (iv) acquire customers and/or networking assets from other carriers, both directly and by acquisition of such companies.

As of July 13, 2005, we acquired LDMI Telecommunications, Inc. LDMI was privately held and is a facilities-based competitive local exchange carrier providing local and long distance telephone service, and data services such as high-speed connectivity, security, web hosting and network services, primarily to small and medium-sized business customers in Michigan and Ohio. The acquisition of LDMI expands our product portfolio to serve medium-sized business customers and increases our networking footprint.

Our principal executive offices are located at 6805 Route 202, New Hope, Pennsylvania 18938. Our telephone number at that location is (215) 862-1500 and our website address is www.talk.com. Information contained on the website is not incorporated by reference herein and our web address is included in this prospectus as an inactive textual reference only.

RISK FACTORS

You should carefully consider the following risks before investing in our common stock. These are not the only risks that we may face. If any of the events referred to below actually occurs, our business, financial condition, liquidity and results of operations could suffer. In that case, the trading price of our common stock could decline and you may lose all or part of your investment. You should also refer to the other information in this prospectus and in the documents we incorporate by reference into this prospectus, including our consolidated financial statements and the related notes.

Historically, our business has depended on access to the unbundled network element platforms of the incumbent local exchange carriers, or ILECs. We can no longer obtain access to these unbundled network element platforms, which will affect the way we conduct our business and operations and adversely affect the number of customers we have, our revenues and our profitability.

Our provision of telecommunication services is subject to extensive government regulation. Before 2005, our local telecommunication services were provided almost exclusively through the use of unbundled network elements purchased from incumbent local exchange carriers, including the Regional Bell Operating Companies such as SBC, Verizon and Bell South. It was primarily the availability of cost-based rates for these unbundled network elements that had enabled us to price our local telecommunications services competitively.

In December 2004, the Federal Communications Commission, or FCC, issued final rules that effectively eliminated the requirement that incumbent local exchange companies provide us wholesale services using the unbundled network element platform and established a 12-month transition plan for implementation:

•
Beginning on March 11, 2005, we are no longer able to use the unbundled network element platforms of the ILECs to provide service to new customers, but may continue to do so for our then existing customers. As a result, we are unable to add new customers in any area where we do not have our own local network, which currently limits us to adding new customers in portions of the State of Michigan.

•
During the 12-month period beginning on March 11, 2005, the wholesale rates that we are charged for the unbundled network elements purchased from the ILECs was increased by $1 per line per month. Beginning on March 11, 2006, we will no longer be able to use the unbundled network element platforms of the ILECs to provide service to any of our customers, including pre-existing customers. As a result, we will need to service customers that are not on our own networking platform through resale or other wholesale agreements, which will have significantly higher costs than servicing customers using the unbundled network element platforms of the ILECs at cost-based rates.

Our own local network is dependent upon our ability to obtain access to other elements of the ILECs’ operating networks. A significant reduction in the availability or functionality of such unbundled network elements could adversely affect the planned deployment of our local network and our revenues and profitability.

In December 2004, the FCC also adopted new rules affecting our access to the local loops facilities and the dedicated transport facilities that we purchase from the ILECs and that are necessary for the operation of our own network facilities. The FCC adopted a twelve-month transition plan for competitive local exchange companies, such as we are, to transition away from the use of DS1 and DS3 loops and dedicated transport where there is no impairment, as defined in the FCC’s final rules, and an eighteen-month transition plan to transition away from dark fiber. The transition plans apply only to the customer base as it existed on March 11, 2005, and do not permit competitive local exchange companies, including us, to add new dedicated transport unbundled network elements in the absence of impairment.

The determination of whether a particular network element is either impaired or unimpaired in a particular market, as defined in the FCC’s final rules, has a significant effect on markets where we already have networking facilities and on our plans for entering a new market. It is difficult to predict which geographic areas will become unimpaired for network elements because the ILECs are using non-public information to determine the thresholds for availability; while we may challenge the ILECs’ threshold assumptions, we may not be successful in such challenges. If a market is determined to be unimpaired, we may be unable to cost-effectively offer service in that market.

The unavailability to us of cost-based transport unbundled network elements could substantially impair our plans to deploy our own network facilities and we could be forced to use other means to effect this deployment, including the use of facilities purchased at higher special access rates or transport services purchased from other facilities-based competitive local exchange companies. In either event, our cost of service could rise dramatically and our plans for a service roll-out using our own network facilities could be delayed substantially or derailed entirely. This would have a material adverse effect on our business, prospects, operating margins, results of operations, cash flows and financial condition.

Furthermore, we also plan on utilizing enhanced extended links, or EELs, which are a combination of dedicated interoffice transport and high capacity loops, to provide T-1 level services to medium-sized businesses. While the FCC did not explicitly restrict the availability of EELs, the ILECs have taken the position that EELs are not available in any geographic area where DS1 transport is not available. Currently, neither the FCC nor any state public utility commission has ruled on EEL restrictions, but a negative determination on this could negatively affect our entry into new markets, network rollout and results of operations.

We have entered into agreements with the ILECs that enable us to interconnect our network with their network. We must negotiate extension or replacement agreements as our existing interconnection agreements expire. Failure to obtain favorable terms in these agreements will adversely affect our business and results.

We have agreements for the interconnection of our network with the networks of the ILECs covering each market in which we operate. These agreements also provide the framework for service to our customers when other local carriers are involved. We must negotiate extension or replacement agreements as our existing interconnection agreements expire. Many of our existing interconnection agreements provide that one or both parties may be entitled to demand renegotiation of particular provisions or of the entire agreement based on intervening changes in the law resulting from the ongoing legal and regulatory activity. We are currently in the process of renegotiating the terms of many of our interconnection agreements. We cannot be certain that we will be able to successfully renegotiate these agreements on favorable terms. Any limitation on the availability of unbundled network elements, especially unbundled local loops, network interface devices or interoffice transmission facilities resulting from federal or state regulatory activity could increase our costs and otherwise have a materially adverse impact on our business. If we cannot negotiate new interconnection agreements or renew our existing interconnection agreements on favorable terms or at all, we may invoke binding arbitration by state regulatory agencies. The arbitration process is expensive and time-consuming, and the results of an arbitration may be unfavorable to us. If we are unable to obtain favorable interconnection terms, it would harm our existing operations and opportunities to grow our business in our current and new markets.

We may be unsuccessful in implementing our business strategy.

     Our business strategy is to (i) migrate certain of our existing base of bundled phone service customers that are currently on the wholesale operating platforms of the incumbent local exchange carriers to our own networking platform, (ii) serve medium-sized businesses utilizing our own networking platform, (iii) acquire new customers that are provisioned directly to our own networking platform, and (iv) acquire customers and/or networking assets from other carriers, both directly and by acquisition of such companies, such as our acquisition of LDMI. We will then seek to further increase our revenues and profitability from certain customers by offering new products and services to them.

An integral element of our business strategy is our development and expansion of our own local networking capacity and to migrate certain of our existing base of customers to the network. Because of certain limits on the numbers of customers that the ILECs are required to “cut over,” or switch, to our network, we may experience difficulties in migrating our customers at the rates that we have planned.

Furthermore, the rapid development of our own network and the efforts to expand its capacity and our customer base places a significant strain on our management, operational, financial and information management systems and controls, personnel and other resources. Failure to implement and improve the operational and financial information management systems and controls necessary to support this growth and to maintain our other resources at a pace consistent with industry changes and the growth of our business could cause customers to switch to other telecommunication service providers, which would have a material adverse effect on us.

We have and will continue to increase prices for those customers that we are unable to service over our own local network, which will result in increased customer attrition and associated loss of revenues.

    As a result of the changes in government regulation that effectively prevent us from profitably obtaining new customers in a market where we do not have our own local network, we are going to increase prices for those existing customers that are located in such markets. We have increased rates for these customers and plan to continue increasing rates for these customers to reflect the increasing costs to us of providing telecommunication services to them. While these cost increases may increase our current revenues from such customers, it will adversely affect our ability to retain such customers on our service and negatively affect our revenues over time. Further, to the extent that we are unable to negotiate favorable wholesale agreements with the ILECs prior to March 11, 2006, we will be forced to provide service to these customers at resale costs charged by the ILECs, which are substantially higher than our current costs and will be passed through to our customers, thus likely further accelerating customer attrition and loss of revenues.

The majority of our local bundled customers and local network facilities are located in Michigan. Changes in the economic, political and regulatory climate in Michigan may adversely affect our business.

The majority of our local bundled customers and the customers acquired through our July 2005 acquisition of LDMI are located in Michigan, as are most of our local network facilities. Changes in the economic, political and regulatory climate in Michigan may adversely affect our ability to attract, retain and/or provide service to customers, which would negatively affect our business and results.

Our need to comply with extensive government regulatory requirements could increase our costs and slow our growth and ongoing changes in regulatory requirements could adversely affect our competitive position.

We are subject to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over us with respect to interstate and international services. For example, we must comply with various federal regulations, such as the duty to contribute to universal service subsidies. State regulatory commissions exercise jurisdiction over us because we provide intrastate services. We are required to obtain regulatory authorization and/or file tariffs at state agencies in most of the states in which we operate. Constructing a network and selling telephone equipment is also subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city by city and county by county basis. Failure to comply with federal and state reporting and regulatory requirements may result in fines or other penalties, including loss of certification to provide services.

The ILECs with whom we compete generally have significantly greater resources than we do to pursue their regulatory and legislative agendas in the jurisdictions where we compete. State authorities may continue to relax restrictions on the ILECs through increased pricing flexibility for their services and other regulatory relief, which could have a material adverse effect on competitive service providers, including us. Future regulatory provisions may be less favorable to competitive service providers and more favorable to the ILECs. Changes in current or future regulations adopted by the FCC or state regulators, or other legislative, administrative or judicial initiatives relating to the communications industry, could have a material adverse effect on our business, operating results and financial condition.

Increased regulation of marketing may hinder our ability to obtain new customers and may expose us to increased costs and certain liabilities.

Our current and past direct and partner marketing efforts all require compliance with relevant federal and state regulations that govern the sale of telecommunication services. The FCC and many states have rules that prohibit switching a customer from one carrier to another without the customer’s express consent and specify how that consent must be obtained and verified. Most states also have consumer protection laws that further define the framework within which our marketing activities must be conducted. While directed at curbing abusive marketing practices, the design and enforcement of these rules can have the incidental effect of entrenching incumbent local exchange companies and hindering the growth of new competitors, such as our business.

Our marketing efforts are carried out through a variety of marketing programs, including referrals from existing customers, outbound telemarketing, direct sales through independent contractors, broadcast media, online marketing initiatives and direct mail. Restrictions on the marketing of telecommunication services have become stricter in the wake of widespread consumer complaints throughout the industry about "slamming" (the unauthorized change of a customer’s service from one carrier to another carrier) and "cramming" (the unauthorized provision of additional telecommunication services). The Telecommunications Act of 1996 strengthened penalties against slamming, and the FCC has issued and updated rules tightening federal requirements for the verification of orders for telecommunication services and establishing additional financial penalties for slamming. In addition, many states have been active in restricting marketing through new legislation and regulation, as well as through enhanced enforcement activities. On October 1, 2003, the FCC's rules and regulations governing the creation and enforcement of national "do not call" databases became effective, which has had the effect of reducing the total number of leads available to us for outbound telemarketing (which is currently one of our important sales channels) in a given market. On February 18, 2005, the FCC released new rules that clarified certain aspects of the national “do not call” database. Our marketing activities have subjected us to investigations or enforcement actions by government authorities. The constraints of federal and state regulation, as well as increased FCC, Federal Trade Commission and state enforcement attention, could limit the scope and the success of our marketing efforts and subject them to enforcement actions, which may have an adverse effect on us.

Statutes and regulations designed to protect consumer privacy also may have the incidental effect of hindering the growth of newer telecommunication carriers such as us. For example, the FCC rules that restrict the use of "customer proprietary network information" (information that a carrier obtains about its customers through their use of the carrier’s services) may make it more difficult for us to market additional telecommunication services (such as local and wireless), as well as other services and products, to our existing customers.

Failure to meet minimum usage commitments may result in higher per minute network costs.

With respect to connections to local carriers, international and operator assisted services, we had previously maintained contracts with more than one carrier for most of these services. In December 2003, we entered into a new four-year master carrier agreement with AT&T. The agreement provides us with a variety of services, including transmission facilities to connect our network switches as well as services for international calls, local traffic, international calling cards, overflow traffic and operator assisted calls. The agreement also provides that, subject to certain terms and conditions, we will purchase these services exclusively from AT&T during the term of the agreement, provided, however, that we are not obligated to purchase exclusively in certain cases, including if such purchases would result in a breach of any contract with another carrier that was in place when we entered into the AT&T agreement, or if vendor diversity is required. Certain of our network service agreements, including the AT&T agreement, contain certain minimum usage commitments. Our AT&T agreement establishes pricing and provides for annual minimum revenue commitments based upon usage as follows: 2005 - $32 million, 2006 - $32 million and 2007 - $32 million and obligates us to pay 65 percent of the revenue shortfall, if any. In addition to the AT&T commitment, the carrier commitments include a commitment with one separate carrier of approximately  $1.0 million in 2005. Despite the anticipated reduction in our local bundled customer base, we anticipate that we will not be required to make any shortfall payments under these contracts for the 2005 commitment period. However, with respect to the 2006 and 2007 commitment periods, we will need to restructure these obligations or experience significant growth in network minutes as a result of acquisitions or entering into wholesale arrangements to avoid payments pursuant to the minimum commitments. To the extent that we do not experience such significant growth or enter into such wholesale arrangements as will enable us to meet these minimum usage commitments, and we are unable successfully to restructure these obligations, we will be required to make these shortfall payments and our costs of purchasing the services under these agreements will increase.

We may be unable to replace those customers that leave our service.

Purchasers of our local bundled product are not obligated to purchase any minimum amount of our services, and can stop using our service at any time and without penalty. Our customers may not continue to buy their local and/or long distance telephone service through us. If a significant portion of our customers were to decide to purchase telecommunications service from other service providers, we may not be able to replace them. Furthermore, we do not intend to seek to replace those customers that are outside the service area of our local network, which is currently Michigan. A high level of customer attrition is common in the telecommunications industry, and our financial results are affected by this attrition. Attrition is attributable to a variety of factors, including our termination of customers for nonpayment, changes in the economy and the initiatives of existing and new competitors who, to attract new customers, may

•	implement national advertising campaigns,

•	utilize telemarketing programs, and

•	provide cash payments and other forms of incentives.

While we cannot predict future pricing by our competitors, we anticipate aggressive price competition to continue. Lower prices offered by our competitors could contribute to an increase in customer turnover, or churn.

We are in a highly competitive industry.

The telecommunications industry is highly competitive, and the level of competition, particularly with respect to pricing, is increasing. We are most concerned with the level of competition we face in the provision of our network services, which include our retail local, medium-sized business, long distance, data and Internet service offerings. The incumbent local exchange carriers and even larger, established telephone companies, such as the regional Bell operating companies, that operate in our markets offer substantially the same network services that we offer, in some cases at lower prices. These companies have substantially greater infrastructure, financial, personnel, technical, marketing and other resources, larger numbers of established customers and more prominent name recognition than we do. In light of the publicly announced potential mergers between AT&T Corp. and SBC Communications Inc. and between MCI, Inc. and Verizon Communications Inc., we expect to continue to face significant pricing and services competition with respect to our network services from incumbent carriers and other large, established telephone companies that currently are the dominant providers of network services in our markets.

We also face increasing competitive services and pricing pressures with respect to network services from other types of communications businesses, including wireless telecommunications companies, cable companies, Internet service providers, other integrated services providers using emerging broadband technologies, and companies like us that attempt to compete in the market for local, medium-sized business, long distance, data and other network services. As a result of competitive pressures, we may not be able to sustain operating profitability, obtain adequate market share or achieve significant revenue growth in our markets.

Developments in the wireless telecommunications and cable industries or the increased bundling of other offerings with telephone service could make it more difficult for us to compete.

We are experiencing increasing competition from wireless communication companies. Telecommunications carriers that offer both wireless and landline telecommunications services can offer bundled services that may be more attractive to our customers than landline offerings alone. Mobile wireless is also "cannibalizing" long distance minutes and local landline installations. In addition, several wireless competitors operate or plan to operate wireless telecommunications systems that encompass most of the United States, which could give them a significant competitive advantage. We currently do not offer wireless services in our bundle of services. We could also face additional competition from users of new wireless technologies including, but not limited to, currently unlicensed spectrum.

Additionally, cable companies and companies using the cable lines for access to the customer, such as using Voice over Internet Protocol, or VoIP, can create potentially attractive bundles. Several cable companies already offer this service and they have the financial resources to expand further into local and long distance. In addition, in recent years several companies have begun offering VoIP service to customers who bring their own broadband access, usually via their cable service. These VoIP providers are able to offer service at lower prices and have begun replacing the traditional land line telecommunications provider, such as us.

We rely upon our local network, long-distance network, proprietary back office technology and information systems, and third parties to provide services to our customers. Interruption or failure of, or failure to manage, these systems increases the likelihood that we could incur losses or face other difficulties.

Since we operate our own local and long distance switches, our network is subject to the risk of significant interruption. Fires or natural disasters, for example, could cause damage to our switching equipment or to transmission facilities connecting our switches. Any interruption in our services over our network caused by such damage could have a material adverse impact on our financial condition and results of operations. In operating our network, we may be unable to connect and manage a large number of customers or a large quantity of traffic at high speeds. Any failure or perceived failure to achieve or maintain high-speed data transmission could significantly reduce demand for our services and adversely affect our operating results. In addition, computer viruses, break-ins, human error, natural disasters and other problems may disrupt our network. The network security and stability measures we implement may be circumvented in the future or otherwise fail to prevent the disruption of our services. The costs and resources required to eliminate computer viruses and other security problems may result in interruptions, delays or cessation of services to our customers, which could decrease demand, decrease our revenue and slow our planned expansion.

We are reliant on our proprietary back office technology to support all aspects of our operations. Should our systems fail and we are unable to return them to operation in an acceptable timeframe or lose valuable customer data, our operational and financial condition will be adversely affected. If we are unable to maintain or enhance our back office information systems, we may not be able to expand our revenue as quickly as we plan or to compete effectively. Sophisticated back office information systems are vital to our revenue growth and our ability to monitor costs, bill customers, initiate, implement and track customer orders and achieve operating efficiencies. We must select products and services offered by third-party vendors and efficiently integrate those products and services into our existing back office operations. We may not successfully implement these products, services and systems on a timely basis, and our systems may fail to perform as we expect. A failure or delay in the expected performance of our back office systems could slow the pace of our expected revenue growth or harm our competitiveness by adversely affecting our service quality.

We obtain services from various long distance and local carriers of telecommunications services for our customers. If these carriers fail to provide service, our customers would still hold us responsible. If carriers:

•	choose not to enter into agreements with us,

•	terminate existing contracts with us,

•	reduce the level or type of telecommunication services they offer, or

•	refuse to negotiate cost reductions to meet competitive prices,

it could have a material adverse effect on our financial condition and results of operations.

We obtain the majority of our network equipment and software from third party suppliers. In addition, we rely on these suppliers for technical support and assistance. If any of our suppliers were to terminate our relationship or were to cease making the equipment we use, our ability to maintain, upgrade or expand our network could be impaired. Although we believe that we would be able to address our future equipment needs with equipment obtained from other suppliers, such equipment could prove to be incompatible with our network or only compatible with significant modifications and cost. If we are unable to obtain the equipment necessary to maintain our network, our ability to attract and retain customers and provide our services would be impaired and our results of operations could be materially adversely affected.

We are currently deploying soft-switching IP technology in lieu of traditional switching to offer local service, which may result in operational failures and higher-than-anticipated costs.

We currently plan to use soft-switching IP technology to reduce our costs of servicing our existing and new customers. We are initially implementing the technology in Grand Rapids, Michigan, Chicago, Illinois and Atlanta, Georgia and we will continue to evaluate the use of this technology in other markets. IP technology enables voice and data services to be carried using common transport elements, reducing the cost of providing services compared to traditional circuit switched technology. However, in contrast to the legacy circuit-switch technology used by the ILECs and other providers of communications services, our network is based on IP technology. This technology is much newer than that used by the legacy carriers and has not been used on active networks for as long. Although we believe that IP technology is well-designed for the provision of a broad array of communications services to high numbers of users, we could encounter difficulties in adapting our IP-based network to meet the requirements of future technological advancements or to handle increasingly higher volumes of voice and data traffic as we grow our business or as our customers’ usage increases. Further, the newer IP technology may prove to be unreliable over a long period of time. Any failure of our network could cause us to lose market share and could materially harm our results of operations.

We must continue to keep pace with technological changes in our industry in order to succeed.

We face rapid and significant changes in technology. The telecommunications industry has changed significantly over the past several years and is continuing to evolve rapidly. Emerging technologies and services, such as Voice over Internet Protocol applications, broadband services and advanced wireless offerings, could alter the economic conditions under which the telecommunications industry operates. New technologies also could lead to the development of new, more convenient and cost-effective services. In addition, the preferences and requirements of customers are rapidly changing. Our ability to retain current customers and attract new customers may be highly dependent on whether we choose the technologies that have the greatest customer acceptance, are able to adopt these new technologies and offer these new services when appropriate, or can compete successfully against other service providers that use these new technologies. We cannot predict the effect of technological changes on our business. The development and offering of new services in response to new technologies or consumer demands may require us to increase our capital expenditures significantly.

We depend upon qualified personnel to implement our strategy and achieve our goals. The loss of qualified personnel or our inability to attract and retain key personnel could materially harm our business.

Our success in implementing our strategy and achieving our goals will depend, in large part, upon the contributions of our qualified technical, marketing, programming, engineering, sales and management personnel. We also rely on independent contractors to market and sell our services. If we are unable to attract and retain experienced and motivated personnel, including a large and effective direct sales force, we may not be able to obtain new customers or sell sufficient amounts of service to execute our business plan.

Competition for qualified personnel is intense. The loss of the services of qualified personnel, or the inability to attract, retain and motivate qualified personnel, may prevent us from achieving our goals and could have a material adverse effect on our business, financial condition and results of operations. We do not have "key man" life insurance on any of our officers or directors.

Failure to provide adequate service to our customers could have a negative effect on our financial condition.

We are focused upon providing our customers with quality service. We believe that satisfactorily servicing our customers will encourage customers to remain on our service and positively separate us from our competitors. If we are unable to provide adequate service to our customers, including customer service, we could experience greater attrition of our existing customers and a decrease in new customers, which could have a negative effect on our financial condition.

Difficulties presented by natural disaster, economic, political, legal, health, accounting and business factors could negatively affect our business.

We provide services in various states across the United States. As a result, our business is subject to political and economic fluctuations in various states and geographic regions. In addition, we currently have physical assets and employees in nine states.

The day-to-day operation of our business is highly dependent on the integrity of our communications and information technology systems, and on our ability to protect those systems from damage or interruptions by events beyond our control. Sabotage, computer viruses or other infiltration by third parties could damage our systems. Such events could disrupt our service, damage our facilities, damage our reputation, and cause us to lose customers, among other things, and could harm our results of operations. In addition, a catastrophic event could materially harm our operating results and financial condition. Catastrophic events could include a terrorist attack on the United States, or a major earthquake, fire, or similar event that affects our central offices, corporate headquarters, network operations center or network equipment. We believe that communications infrastructures, such as the ones on which we rely, may be vulnerable in the case of such an event and our markets, which are generally urban markets, may be more likely to be the targets of terrorist activity. If we fail to manage these operations successfully, our ability to service our clients and grow our business will be seriously impeded.

We have no established cash dividend policy and have not paid cash dividends.

We have no established dividend policy. We have never paid cash dividends and we do not anticipate paying any cash dividends in the foreseeable future.

We have an authorized class of shares, there are provisions in our bylaws and charter and we have a shareholder rights plan in place that could deter another party from gaining control of us and paying our shareholders a premium for their shares.

We have an authorized class of 5,000,000 shares of preferred stock that may be issued by our board of directors. Our board has the right to authorize the issuance of this stock and could set the terms, rights, preferences and designations in such a way that could delay, deter or prevent another party from obtaining control of us. Provisions of the Delaware General Corporation Law and our bylaws, as well as our charter, which divides our board of directors into three classes, each of which is elected for staggered three-year terms, could also delay or prevent a change of control. We also have in place a shareholder rights plan that gives our shareholders certain rights in the event of the acquisition of more than certain amounts of our shares. These anti-takeover provisions may deter a third party from acquiring us or attempting to acquire us, which might preclude our shareholders from receiving a premium for their shares over the then-current market value.

Our forecasting of capital expenditures is subject to risk.

With the deployment of network facilities, our business has become more capital intensive. Accordingly, our inability to accurately forecast the amount and timing of our future capital expenditures could have a material adverse impact on the implementation of our business plan. The actual amount and timing of the future requirements for planned capital expenditures may differ substantially from our estimate as a result of factors such as:
•	unforeseen delays
•	cost overruns
•	engineering design changes
•	changes in demand for our services
•	regulatory, technological or competitive developments

We may not be successful with the integration of LDMI or of any future acquisitions.

As part of our growth strategy, we seek to supplement internal expansion with targeted acquisitions. We may not be successful in integrating any newly acquired businesses into our operations. The integration of acquired businesses poses a number of significant risks, including the following:

•	we may be unable to retain skilled management, technical, sales and back office personnel of acquired companies;
•	customers of acquired companies may resist our marketing programs, pricing levels or services;
•	we may not successfully incorporate the services of acquired businesses into our package of service offerings
•	the attention we can devote to any one acquired company may be restricted by our allocation of limited management resources among various integration efforts;
•	our acquisition and integration activities may disrupt our ongoing business activities;
•	we may be unable to maintain uniform standards, controls, procedures and policies throughout all of our acquired companies; and
•	our relationships with vendors may be adversely affected.

Even if acquired companies eventually contribute to an increase in our profitability, the acquisitions may adversely affect our operating results in the short term. Our operating results may decrease as a result of transaction-related expenses we record for the period in which we complete an acquisition. Our operating results may be further reduced by the higher operating and administrative expenses we may incur in the periods immediately following an acquisition as we seek to integrate the acquired business into our operations.

We may be required to seek financing to support our ongoing efforts to implement our growth strategy.

We have to date been meeting our ongoing cash requirements (including for the conduct of our operations, acquisitions and capital expenditures) from our cash-on-hand and from cash generated from operations. However, our continued growth may require that we seek alternative sources of funding. While we believe that we would have access to new capital in the public our private markets, there can be no assurance as to the timing, amounts, terms or conditions of any such new capital or whether it could be obtained on terms acceptable to us.

There are risks with our financial reporting.

We have reported material weaknesses in our internal control over financial reporting in the past and additional material weaknesses could be identified in the future. These control deficiencies resulted in the restatement of our financial statements for each of the quarters in 2003 and year ended December 31, 2003, and the first, second and third quarters of 2004 and certain audit adjustments to the fourth quarter 2004 financial statements.

Any failure by us to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in additional significant deficiencies or material weaknesses, cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting. The existence of a material weakness could result in errors in our financial statements, including errors that would not be prevented or detected, which in turn could result in a restatement of our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, leading to a decline in our stock price.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this prospectus may be considered “forward-looking statements” for purposes of the securities laws. From time to time, oral or written forward-looking statements may also be included in other materials released to the public. These forward-looking statements are intended to provide our management’s current expectations or plans for our future operating and financial performance, based on our current expectations and assumptions currently believed to be valid. For these statements, we claim protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking words or phrases, including, but not limited to, “believes,” "estimates," "expects," "expected," "anticipates," "anticipated," “plans,” “strategy,” “target,” “prospects” and other words of similar meaning in connection with a discussion of future operating or financial performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct.

All forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from those expressed or implied in the forward-looking statements. This prospectus includes important information as to risk factors in the “Risk Factors” section. In addition to those factors discussed in this prospectus, you should see our reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission from time to time for information identifying factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock offered in this prospectus.

SELLING SHAREHOLDERS

On August 9, 2000, in accordance with the terms of our acquisition of Access One Communications Corp., or the A1 Acquisition, we issued warrants to purchase an aggregate of 290,472 shares of our common stock to Kenneth Baritz, Joel Dupre, Keith Minella, William M. Rogers, Rafael Scolari and eLEC Communications Corp. in exchange for warrants to purchase shares of Access One at the time of the acquisition. All of the A1 Acquisition warrants are exercisable at an exercise price of $6.30 per share, except for Mr. Rogers, whose warrants to purchase 95,237 shares were exercisable at an exercise price of $8.16 per share, and all of the A1 Acquisition warrants expire on August 9, 2005.

On August 9, 2000, in connection with the A1 Acquisition, we issued to the company now known as MCG Capital Corporation, a lender to Access One and, after the A1 Acquisition, to us, a warrant to purchase 100,000 shares of our common stock at an exercise price of $14.19 per share and expiring on August 9, 2007. We subsequently issued further warrants to purchase shares of our common stock to MCG Capital and its wholly owned subsidiary, now known as MCG Finance I, LLC, in connection with the credit facility that they provided us and certain consulting services that they were to provide us, as follows: on October 20, 2000, warrants to purchase 50,000 shares at an exercise price of $13.08 per share, expiring March 31, 2007, and, on August 17, 2001, warrants to purchase 50,000 shares at an exercise price of $2.04 per share, expiring August 17, 2006. We agreed to register these MCG warrant shares pursuant to registration rights granted to the MCG companies in connection with the issuance of the warrants.

On July 13, 2005, we issued an aggregate of 1,800,000 shares of our common stock to PNC Venture Corp., Alpha Capital Fund, II, L.P., Alpha Capital III SBIC, L.P., Miami Valley Fund Venture Fund, L.P., Stonehenge Opportunity Fund, LLC, CID Equity Capital V, L.P., CID Equity Capital VIII, L.P., Primus Executive Fund V Limited Partnership, Primus Capital Fund V Limited Partnership, Primus Executive Fund Limited Partnership and Primus Capital Fund IV Limited Partnership, former holders of the shares of preferred stock of LDMI Telecommunications, Inc., pursuant to that certain Agreement and Plan of Merger, or the LDMI Acquisition Agreement, dated as of May 23, 2005, among us, one of our subsidiaries and LDMI, pursuant to which we acquired LDMI by merger. The shares of our common stock issued pursuant to the LDMI Acquisition Agreement, or the LDMI Acquisition Shares, were issued in exchange for all of the preferred stock held by such holders. Pursuant to the LDMI Acquisition Agreement, we agreed to register the LDMI Acquisition Shares for resale by the holders thereof.

In the LDMI Acquisition Agreement, each of the holders of the LDMI Acquisition Shares agreed that, until the first anniversary of our acquisition of LDMI, it would not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any part of the shares of our common stock received by it in the acquisition, including by engaging in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition (including by any short sale or any purchase, sale or grant of any right, including any put or call option, with respect to any of such shares or with respect to any security that includes, relates to, or derives any part of its value from such shares) of such shares even if such shares would be disposed of by someone other than such holder, except that it may sell, pledge or otherwise dispose of up to an amount equal to 25% of the shares of our common stock received by it in the acquisition during any three-month period commencing on August 1, 2005. Further, of the total of the 1,800,000 LDMI Acquisition Shares, 90,000 shares, allocated pro rata among the holders, were deposited in a one-year escrow as security for certain indemnification obligations to us under the LDMI Acquisition Agreement, but are subject to release from such escrow if the beneficial holder thereof substitutes cash collateral therefor.

The shares being offered hereunder include: (i) the 195,235 shares of our common stock issuable upon the exercise of the A1 Acquisition warrants, (ii) 95,237 shares of our common stock previously issued upon the exercise of A1 Acquisition warrants, (iii) the 200,000 shares of our common stock issuable upon the exercise of the warrants issued to the MCG companies and (iv) all 1,800,000 of the LDMI Acquisition Shares, including the 90,000 shares currently held in escrow, any of which, by the terms of the escrow agreement, can be released by the beneficial holder thereof from such escrow upon substitution of cash collateral therefor.

The following table presents information regarding the selling shareholders and the shares that they may offer and sell from time to time under this prospectus.

This table is prepared based on information supplied to us by the listed selling shareholders, and reflects holdings as of July 15, 2005. The term “selling shareholders” includes the stockholders listed below and their transferees, pledgees, donees or other successors. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling shareholder may offer under this prospectus, and assumes the exercise of all the warrants for common stock. The selling shareholders may sell some, all or none of their shares. We do not know how long the selling shareholders will hold the shares before selling them, and, other than the limitation on the sales of the LDMI Acquisition Shares described above, we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling shareholders.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise noted, none of the share amounts set forth below represents more than 1% of our outstanding stock as of July 15, 2005, adjusted as required by the rules promulgated by the SEC. The percentages of shares beneficially owned prior to the offering are based on 27,940,597 shares of our common stock outstanding as of July 15, 2005.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering Number Percent		Number of Shares Registered Herein	Number of Shares Beneficially Owned After Offering (1)
Kenneth Baritz	143,657(2)	*	47,619	96,038
Joel Dupre	28,571(3)	*	28,571	0
eLEC Communications, Inc.	95,237(3)	*	95,237	0
Keith Minella	19,047(3)	*	19,047	0
William Rogers	150,000(4)	*	95,237	54,763
Rafael Scolari	4,761(3)	*	4,761	0
MCG Capital Corporation	150,000(5)	*	150,000	0
MCG Finance I, LLC	50,000(5)	*	50,000	0

PNC Venture Corp.

Alpha Capital Fund, II, L.P.

Alpha Capital III SBIC, L.P.

Miami Valley Fund Venture Fund, L.P.

Stonehenge Opportunity Fund, LLC

CID Equity Capital V, L.P.

CID Equity Capital VIII, L.P.

Primus Executive Fund V Limited Partnership

Primus Capital Fund V Limited Partnership

Primus Executive Fund Limited Partnership

Primus Capital Fund IV Limited Partnership

Windtel Holdings, LLC
	453,938(6) 43,798(6)(7) 13,447(6)(7) 52,242(6) 104,915(6) 222,363(6)(8) 24,766(6)(8) 2,901(6)(9) 167,766(6)(9) 11,296(6)(9) 271,203(6)(9) 431,352(6)	1.6% * * * * * * * * * * 1.5%	453,938 43,798 13,447 52,242 104,915 222,363 24,766 2,901 167,766 11,296 271,203 431,352	0 0 0 0 0 0 0 0 0 0 0 0
_________________
* Less than 1.0%.
(1) Assumes all of the shares offered by this prospectus are sold; all percentages beneficially owned after offering are less than 1.0%.
(2) Includes 47,619 shares issuable upon exercise of A1 Acquisition warrants and 96,038 shares issuable upon exercise of employee stock options.
(3) All shares shown are issuable upon exercise of A1 Acquisition warrants.
(4) Includes 54,763 shares of our common stock.
(5) All shares shown are issuable upon exercise of warrants issued to the MCG companies. MCG Finance I, LLC is wholly owned by MCG Capital Corporation, which, accordingly, may be deemed to share the power to vote and control the disposition of all of the 200,000 shares shown as beneficially owned by the MCG companies.
(6) LDMI Acquisition Shares; the respective numbers of LDMI Acquisition Shares shown have been adjusted to reflect the settlement of fractional shares for cash as provided in the LDMI Acquisition Agreement and, accordingly, may not aggregate 1,800,000 shares. In each case, as of July 15, 2005, approximately 5.0% of the respective shares shown as beneficially owned were held in the escrow under the LDMI Acquisition Agreement, as described above.
(7) Because the respective general partners of this and the other Alpha Capital selling shareholder have common indirect managers or general partners, all of the shares of this and the other Alpha Capital selling shareholder, aggregating 57,245 shares (less than 1.0% of our outstanding common stock as of July 15, 2005), may be deemed to be subject to shared voting and disposition power.
(8) Because the respective general partners of this and the other CID Equity Capital selling shareholder have common indirect managers or general partners, all of the shares of this and the other CID Equity Capital selling shareholder, aggregating 247,129 shares (less than 1.0% of our outstanding common stock as of July 15, 2005), may be deemed to be subject to shared voting and disposition power.
(9) Because the respective general partners of this and the other Primus selling shareholders have common indirect managers or general partners, all of the shares of this and the other Primus selling shareholders, aggregating 453,166 shares, or approximately 1.6% of our outstanding common stock as of July 15, 2005, may be deemed to be subject to shared voting and disposition power.

PLAN OF DISTRIBUTION

The shares of our common stock offered by this prospectus that are LDMI Acquisition Shares are subject to certain restrictions under the Agreement and Plan of Merger, dated as of May 23, 2005 among us, our subsidiary and LDMI Telecommunications, Inc., by parts of which agreement the holders of the LDMI Acquisition Shares, as recipients of such shares, are bound, as described under “SELLING SHAREHOLDERS,” above. Subject to those restrictions in respect of the LDMI Acquisition Shares, sales of shares of our common stock by the selling shareholders named in this prospectus may be made from time to time in one or more transactions, on the Nasdaq National Market, or any other exchange or quotation system on which shares of our common stock may be listed or quoted, in negotiated transactions or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be offered directly to or through agents designated from time to time or to or through brokers or dealers, or through any combination of these methods of sale. The methods by which the shares may be sold include:

•
a block trade (which may involve crosses) in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	exchange distributions or secondary distributions in accordance with the rules of any applicable exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

An agent, broker or dealer may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom such brokers or dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker or dealer might be in excess of customary commissions). A member firm of an exchange on which our common stock is traded may be engaged to act as a selling stockholder’s agent in the sale of shares by such selling shareholder.

In connection with distributions of the shares of our common stock offered by this prospectus or otherwise, the selling shareholders may enter into hedging transactions with brokers or dealers or other financial institutions with respect to our common stock. In connection with such transactions, such brokers or dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. Such hedging transactions may require or permit the selling shareholders to deliver the shares to such brokers or dealers or other financial institutions to settle such hedging transactions. The selling shareholders may also sell our common stock short and deliver the shares to close out such short positions. If so required by applicable law, this prospectus, as amended or supplemented, may be used to effect:

•	the short sales of our common stock referred to above;

•	the sale or other disposition by the brokers or dealers or other financial institutions of any shares they receive pursuant to the hedging transactions referred to above; or

•	the delivery by the selling shareholders of shares to close out short positions.

In addition, any shares of our common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) may be sold under Rule 144 rather than pursuant to this prospectus.

The selling shareholders may transfer the shares to a transferee, pledgee, donee or successor. In such circumstances, the transferee, pledgee, donee or successor would become a selling shareholder under this prospectus only if identified in a prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus is a part prior to making an offer or sale under this prospectus.

Each broker-dealer that receives our common stock for its own account pursuant to this prospectus must acknowledge that it will deliver the prospectus in connection with any sale of our common stock. If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution.

The selling shareholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of our common stock by the selling shareholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to the particular common stock being distributed. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

The selling shareholders and any brokers, dealers, agents or others that participate with the selling shareholders in the distribution of the shares offered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any underwriting discounts, commissions or fees received by such persons and any profit on the resale of the shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act.

We have agreed to indemnify certain selling shareholders named herein -- the holders of the LDMI Acquisition Shares -- against certain liabilities that they may incur in connection with the sale of the shares registered hereunder, including liabilities arising under the Securities Act, and to contribute to payments that such selling shareholders may be required to make with respect thereto. Agents, brokers and dealers may be entitled under agreements entered into by the selling shareholders or us to indemnification against certain civil liabilities, including liabilities under the Securities Act.

There can be no assurance that any of the selling stockholders will sell any or all of the shares offered hereby.

Except for an aggregate of $19,000 of the total expenses that are being paid by certain of the selling shareholders --- Kenneth Baritz, Joel Dupre, eLEC Communications, Inc., Keith Minella, William Rogers and Rafael Scolari -- the expenses of the registration of the shares offered by this prospectus are being borne by us, but all selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders. We estimate that the total expenses of this offering payable by us will be $57,000.

LEGAL MATTERS

Aloysius T. Lawn, IV, our General Counsel and Secretary, has rendered an opinion to the effect that the shares of common stock offered by this prospectus are duly authorized and are (or, in the case of the warrant shares, will be when issued in accordance with the terms of the warrants) legally issued, fully paid and non-assessable. As of July 18, 2005, Mr. Lawn does not own any shares of our common stock, but holds vested options to purchase 121,666 shares at a price range of $1.53 to $14.25 per share and unvested options to purchase 85,833 shares at a price range of $6.00 to $10.49 per share.

EXPERTS

Our financial statements and our management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our annual report on Form 10-K, as amended, for the year ended December 31, 2004 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission, or SEC, allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. These documents may include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC; these documents contain important information about us:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 16, 2005, as amended and filed with the SEC on March 30, 2005 (SEC file no. 000-26728);

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed with the SEC on May 9, 2005 (SEC file no. 000-26728);

•
our current reports on Form 8-K filed with the SEC on January 3, 2005, January 14, 2005, February 16, 2005, February 23, 2005, March 1, 2005, April 19, 2005, April 26, 2005, May 24, 2005, May 25, 2005, June 1, 2005, June 9, 2005 and July 15, 2005, except, in each case, to the extent that items and exhibits in such current reports were furnished and not filed by us;

•
the description of our capital stock contained in our registration statement on Form 8-A, filed with the SEC on September 8, 1995, including any amendment or report filed for the purpose of updating such information; and

•
the description of our preferred stock purchase rights contained in our registration statement on Form 8-A, filed with the SEC on August 27, 1999, as amended by amendments thereto filed with the SEC in our current reports on Form 8-K on September 24, 2001 and December 13, 2001.

We also incorporate all documents we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of our common stock under this prospectus. The information in these documents subsequently filed will update and supersede the information in this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference herein (other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents). Requests for copies should be directed to General Counsel and Secretary, Talk America Holdings, Inc., 6805 Route 202, New Hope, Pennsylvania 18938, telephone number (215) 862-1500.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. We have filed a registration statement to register with the SEC the shares of our common stock offered by this prospectus. This prospectus does not contain all the information contained in the registration statement and the exhibits to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can receive copies of these documents upon payment of a duplicating fee by writing to the SEC. Our SEC filings, including the registration statement, will also be available to you on the SEC’s Internet site at http://www.sec.gov. Our website is http://www.talkamerica.com. Information contained on our website is not a part of this prospectus.

PROSPECTUS
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The expenses of this offering are estimated to be as follows (all of which are payable by the Registrant, except an aggregate of $19,000 that are being paid by certain of the selling shareholders).

SEC Registration Fee	$2,736
Nasdaq National Market Additional Share Listing Fee	22,900
Printing	1,000
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	35,800
Blue Sky fees and expenses (including legal fees)	3,000
Miscellaneous	564
Total	$76,000

Talk America will bear all expenses shown above.

Item 15.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify any person under such Section in connection with a proceeding by or in the right of the corporation to procure judgment in its favor, as provided in the preceding sentence, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, except that no indemnification shall be made with respect thereto unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation must indemnify present or former directors and officers who are successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Article VI of the Bylaws of Talk America Holdings, Inc. provides for indemnification of its directors and executive officers to the maximum extent permitted by the DGCL. Additionally, Talk America has entered into indemnification agreements with certain of its directors and officers. These agreements provide for indemnification to the fullest extent permitted by law and, in certain respects, may provide greater protection than that specifically provided for by the Bylaws of Talk America by providing for indemnification for, among other things, conduct which is adjudged to be fraud, deliberate dishonesty or willful misconduct.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth of Talk America's Certificate of Incorporation eliminates the liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL.

Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other employee against any liability asserted against such person and incurred by such person in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify directors and officers against such liability. Talk America has purchased an insurance policy that purports to insure the officers and directors against certain liabilities incurred by them in the discharge of their functions as officers and directors.

Item 16.  Exhibits

The following exhibits, required by Item 601 of Regulations S-K, are filed as a part of this Registration Statement. Exhibit numbers, where applicable, in the left column correspond to those of Item 601 of Regulation S-K.

Exhibit No.	Item and Reference
2.1
Agreement and Plan of Merger dated as of May 23, 2005, among LDMI Telecommunications, Inc., Talk America Holdings, Inc. and Lion Acquisition Corp. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 23, 2005).

2.2
Escrow Agreement, dated as of July 13, 2005, among LDMI Telecommunications, Inc., Talk America Holdings, Inc., the Representatives named therein and U.S. Bank National Association, as Escrow Agent (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on July 13, 2005).

4.1
Our Amended and Restated Certificate of Incorporation of Talk America Holdings, Inc. (composite form) (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on October 16, 2002).

4.2	Our Bylaws (incorporated by reference to Exhibit 3.2 to our registration statement on Form S-1 (File No. 33-94940)).
4.3
Certificate of Designation of our Series A Junior Participating Preferred Stock dated August 27, 1999 (incorporated by reference to Exhibit A to Exhibit 1 to our registration statement on Form 8-A (File No. 000-26728)).

4.4	Specimen of our common stock certificate (incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2002).
4.5
Form of Warrant Agreement for Elec Communications, Kenneth Baritz, Joel Dupre, Keith Minella, Rafael Scolari, and William Rogers dated August 9, 2000 (incorporated by reference to Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2000).

4.6	Form of Warrant Agreement for MCG Credit Corporation dated August 9, 2000 (incorporated by reference to Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2000).
4.7	Form of Warrant Agreement for MCG Credit Corporation dated October 20, 2000 (incorporated by reference to Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2000).
4.8	Form of Warrant Agreement for MCG Finance Corporation dated October 20, 2000 (incorporated by reference to Exhibit 4.5 to our Annual Report on Form 10-K for the year ended December 31, 2000).

5.1*	Opinion of Aloysius T. Lawn, IV, Esq.
23.1*	Consent of PricewaterhouseCoopers LLP with respect to the Registrant.
23.2*	Consent of Aloysius T. Lawn, IV (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).

* Filed herewith.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(i) and (a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement;

(b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(e) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Hope, Commonwealth of Pennsylvania, on the 18th day of July, 2005.

                                      TALK AMERICA HOLDINGS, INC.

                                           By: /s/ Edward B. Meyercord, III
                                   Edward B. Meyercord, III
                                           Chief Executive Officer, President and Director

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward B. Meyercord, III and Aloysius T. Lawn, IV, and each of them each with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments or supplements (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Edward B. Meyercord, III Edward B. Meyercord, III	Chief Executive Officer, President and Director (Principal Executive Officer)	July 18, 2005
/s/ David G. Zahka David G. Zahka	Chief Financial Officer (Principal Financial Officer)	July 18, 2005
/s/ Thomas M. Walsh Thomas M. Walsh	Senior Vice President - Finance and Treasurer (Principal Accounting Officer)	July 18, 2005
/s/ Gabriel Battista Gabriel Battista	Chairman of the Board of Directors	July 18, 2005
/s/ Mark S. Fowler Mark S. Fowler	Director	July 18, 2005
/s/ Ronald R. Thoma Ronald R. Thoma	Director	July 18, 2005
/s/ Robert Korzeniewski Robert Korzeniewski	Director	July 18, 2005

INDEX TO EXHIBITS

Exhibit No.	Item and Reference
2.1
Agreement and Plan of Merger dated as of May 23, 2005, among LDMI Telecommunications, Inc., Talk America Holdings, Inc. and Lion Acquisition Corp. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 23, 2005).

2.2
Escrow Agreement, dated as of July 13, 2005, among LDMI Telecommunications, Inc., Talk America Holdings, Inc., the Representatives named therein and U.S. Bank National Association, as Escrow Agent (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on July 13, 2005).

4.1
Our Amended and Restated Certificate of Incorporation of Talk America Holdings, Inc. (composite form) (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on October 16, 2002).

4.2	Our Bylaws (incorporated by reference to Exhibit 3.2 to our registration statement on Form S-1 (File No. 33-94940)).
4.3
Certificate of Designation of our Series A Junior Participating Preferred Stock dated August 27, 1999 (incorporated by reference to Exhibit A to Exhibit 1 to our registration statement on Form 8-A (File No. 000-26728)).

4.4	Specimen of our common stock certificate (incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2002).
4.5
Form of Warrant Agreement for Elec Communications, Kenneth Baritz, Joel Dupre, Keith Minella, Rafael Scolari, and William Rogers dated August 9, 2000 (incorporated by reference to Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2000).

4.6	Form of Warrant Agreement for MCG Credit Corporation dated August 9, 2000 (incorporated by reference to Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2000).
4.7	Form of Warrant Agreement for MCG Credit Corporation dated October 20, 2000 (incorporated by reference to Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2000).
4.8	Form of Warrant Agreement for MCG Finance Corporation dated October 20, 2000 (incorporated by reference to Exhibit 4.5 to our Annual Report on Form 10-K for the year ended December 31, 2000).

5.1*	Opinion of Aloysius T. Lawn, IV, Esq.
23.1*	Consent of PricewaterhouseCoopers LLP with respect to the Registrant.
23.2*	Consent of Aloysius T. Lawn, IV (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).

* Filed herewith.